Exhibit   99.1

FOR RELEASE:  Immediate

FROM:

New Ulm Telecom, Inc.

27 N. Minnesota

New Ulm, MN 56073

Phone 507-354-4111

CONTACT:  Bill Otis
                    New Ulm Telecom, Inc.

        507-354-4111

        E-mail: billotis@nu-telecom.net

New Ulm Telecom, Inc. Announces Agreement to Purchase Scott-Rice Telephone Company

NEW ULM, MN – On February 23, 2018, New Ulm Telecom, Inc. (NULM; OTCBB) announced that it had entered into a Stock Purchase Agreement to purchase Scott-Rice Telephone Co. from Allstream Business U.S., LLC, an affiliate of Zayo Group Holdings, Inc. (NYSE: ZAYO) for approximately $42 million in cash. New Ulm Telecom, Inc. intends to finance the acquisition with existing capital resources and proceeds from a new credit facility with its principal lender CoBank, ACB.

Scott-Rice Telephone Co. provides phone, video and internet services with over 18,000 connections, serving the communities of Prior Lake, Savage, Elko and New Market, Minnesota.

“New Ulm Telecom, Inc. is very excited about the acquisition of Scott-Rice Telephone Co.” said Bill Otis, President and CEO of New Ulm Telecom, Inc. “The additional connections, geographic location and strong relationships with customers position us well to continue our growth strategy.

“New Ulm Telecom, Inc. and Scott-Rice Telephone Co. are both well-established companies offering similar services to their customers and are both committed to deliver excellent customer service. Each company has a strong commitment to its communities. We believe the combination of these two companies will enable us to strengthen our position as a regional leader in communications technology solutions,” added Mr. Otis.

The proposed transaction is subject to customary closing conditions and regulatory approvals, but is not subject to New Ulm Telecom, Inc. shareholder approval. The transaction has been unanimously approved by the Boards of Directors of New Ulm Telecom, Inc. and Zayo. New Ulm Telecom, Inc. expects the transaction to close during the second quarter of 2018.

About New Ulm Telecom, Inc.

New Ulm Telecom, Inc. is a well-established communications company with headquarters in New Ulm, Minnesota. The Company provides voice, Digital TV, Internet, Managed Services, computer sales and computer repair services. The Company also sells and services cellular phones and accessories and customer premise equipment. New Ulm Telecom, Inc. has customer solutions centers in the Minnesota communities of New Ulm, Glencoe, Goodhue, Hutchinson, Litchfield, Redwood Falls, Sleepy Eye and Springfield as well as Aurelia, Iowa. New Ulm Telecom, Inc. also operates TechTrends, a technology solutions center located in New Ulm. In addition, New Ulm Telecom, Inc. offers television and Internet services in Cologne, Mayer, New Germany and Plato, MN. New Ulm Telecom, Inc. also holds partial ownership in FiberComm, LC, based in Sioux City, Iowa.

New Ulm Telecom, Inc. is a publicly held corporation. For more information on the company or purchasing stock, visit www.nutelecom.net.

Advisors

Charlesmead Advisors, LLC acted as exclusive financial advisor to New Ulm in connection the transaction. Ballard Spahr LLP acted as legal counsel to New Ulm.

Gray, Plant, Mooty, Mooty & Bennett, P.A. acted as legal counsel to Zayo in the transaction.

Forward-Looking Statements

Statements about New Ulm Telecom, Inc.’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties. These and other risk factors are discussed in New Ulm Telecom Inc.’s Report on Form 10-K for the year ended December 31, 2016, and from time to time in its other filings with the Securities and Exchange Commission. In addition to these factors, forward looking statements in this press release are subject to (i) the ability of New Ulm Telecom, Inc. to obtain the required regulatory approvals needed for consummation of the merger, (ii) the ability of New Ulm Telecom, Inc. to finalize and enter into definitive bank financing agreements, and (iii) the ability of New Ulm Telecom, Inc. to operate in a profitable manner after the acquisition.